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EXHIBIT 10.11


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 1st day of May, 1997, by and between Goshen Savings Bank, a mutual savings bank organized and operating under the laws of the United States and having its executive office at 1 South Church Street, Goshen, New York 10924 (the "Bank"), and Jenny M. Ford, residing at 272 N. Plank Road, Newburgh, New York 12550.


         WHEREAS, Ms. Ford currently serves the Bank as Vice President and Secretary; and


         WHEREAS, in order to secure Ms. Ford's continued services for the period thereof, the Board of Directors of the Bank (the "Board") has approved and authorized the execution of this Agreement; and


         Whereas, Ms. Ford is willing to continue to make her services available to the Bank on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

          1. Employment. The Bank hereby continues the employment of Ms. Ford as its Vice President and Secretary, and Ms. Ford hereby accepts such continued employment, during the period and upon the



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terms and conditions set forth in this Agreement. During said period, in the event of a conversion of the Bank from a mutual savings bank to a stock form of organization (the "Conversion"), if elected, Ms. Ford also agrees to serve as the Vice President and Secretary of the parent corporation of the Bank.


         2. Employment Period. The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 2 (the "Employment Period").


         (a) The Employment Period shall be for an initial term of three years beginning on the date of this Agreement and ending on the third anniversary date of this Agreement, plus such extensions, if any, as are approved by the Board pursuant to section 2(b).

         (b) Prior to the first anniversary of the date of this Agreement and each anniversary date thereafter (each, an "Anniversary Date"), the Board shall review the terms of this Agreement and Ms. Ford's performance of services hereunder and may, absent objection from Ms. Ford, approve a one year extension of the Employment Period. In such event, the Employment Period shall be extended to the third anniversary of the Anniversary Date immediately succeeding such Board review (the "Extension Ending Anniversary Date").



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         (c) If, prior to the date on which the Employment Period would end pursuant to section 2(a) or (b) of this Agreement, a Change in Control (as defined in section 13 of this Agreement) occurs and the Bank is not subject to rules and regulations of the Office of Thrift Supervision (the "OTS"), then the Employment Period shall be extended through and including the third anniversary of the earliest date after the effective date of such Change in Control on which either the Bank or Ms. Ford elects, by written notice pursuant to section 2(d) of this Agreement to the non-electing party, to discontinue the Employment Period; provided, however, that this section shall not apply in the event that, prior to the Change in Control, Ms. Ford has provided written notice to the Bank of her intent to discontinue the Employment Period.


         (d) The Bank or Ms. Ford may, at any time by written notice given to the other, elect to terminate this Agreement. Any such notice given by the Bank shall be accompanied by a certified copy of a resolution, adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board duly called and held, authorizing the giving of such notice.


         3. Duties. During the Employment Period, Ms. Ford shall:


         (a) except to the extent allowed under section 7 of this Agreement, devote her full business time and attention to the business and affairs of the Bank, its parent and subsidiary

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corporations (if any), and use her best efforts to advance their interests;

         (b) serve as Vice President and Secretary of the Bank, Vice President and Secretary of the Bank's parent corporation and an officer of any of its subsidiaries if elected to serve in such positions;

         (c) have such functions, duties and responsibilities not inconsistent with her title and office as may be assigned to her by or under the authority of the Bank's Chief Executive Officer and/or the Board, in accordance with the Organization Certificate, By-laws, applicable Statutes and Regulations, custom and practice of the Bank as in effect on the date this Agreement is made. Ms. Ford shall have such authority as is necessary or appropriate to carry out her assigned duties. Ms. Ford shall report to and be subject to direction and supervision by the Bank's Chief Executive Officer and the Board; and

         4. Compensation; Salary and Bonus.


         (a) In consideration for services rendered by Ms. Ford under this Agreement, the Bank shall pay to Ms. Ford a salary at an annual rate equal to:

         (i) during the twelve month period beginning on May 1, 1997 and ending on April 30, 1998, no less than $64,038;


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         (ii) during each twelve month period that begins after April 30, 1998, such amount as the Board may, in its discretion, determine, but in no event less than the rate in effect for the prior twelve month period;

         (iii) for each twelve month period that begins on or after a Change in Control, the product of Ms. Ford's annual rate of salary in effect immediately prior to such twelve-month period, multiplied by the greater of:


                           (A) the quotient of (1) the U.S. Department of Labor
                  Consumer Price Index for All Urban Consumers
                  (N.Y.-Northeastern N.J.) for October of the immediately preceding calendar year, divided by (2) the U.S. Department of Labor Consumer Price Index for All Urban Consumers (N.Y.-Northeastern N.J.) for October of the second preceding calendar year; and

                           (B) the quotient of (1) the average annual rate of
                  salary, determined as of the first day of such calendar year, of the officers of the Bank (other than Ms. Ford) who are assistant vice presidents or more senior officers, divided by
                  (2) the average annual rate of salary, determined as of the first day of the immediately preceding calendar year, of the officers of the Bank (other than Ms. Ford) who are assistant vice presidents or more senior officers.


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         (b) The salary payable under section 4(a) shall be paid in approximately equal installments in accordance with the Bank's customary payroll practices. Nothing in this section 4 shall be construed as prohibiting the payment to Ms. Ford of a salary in excess of that prescribed under section 4(a) or of a bonus of additional cash or non-cash compensation, to the extent that such payment is duly authorized by or under the authority of the Board.

         5. Employee Benefits Plans and Programs; Other Compensation. Except as otherwise provided in this Agreement, Ms. Ford shall be treated as an employee of the Bank and be entitled to participate in and receive benefits under the Bank's Retirement Plan, group life and health (including hospitalization, medical, major medical and dental) and disability insurance plans, and such other employee benefit plans and programs, including but not limited to any long-term or short-term incentive compensation plans or programs (whether or not employee benefit plans or programs), as the Bank may maintain from time to time, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and with the Bank's customary practices. Following a Change in Control, all such benefits to Ms. Ford shall be continued on terms and conditions substantially identical to, and in no event less favorable than, those in effect prior to the Change in Control. Nothing in this Agreement will reduce benefits provided under the Bank's Employee Handbook, Revised Edition January 1, 1997,

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notwithstanding any future reductions which might be made to the benefits provided in such Employee Handbook.

         6. Conversion Benefits. In the event of a Conversion, the Bank will provide, or cause to be provided, to Ms. Ford in connection with such Conversion, stock-based compensation and benefits, including, without limitation, stock options, restricted stock awards, and participation in tax-qualified stock bonus plans which, in the aggregate, are either (a) accepted by Ms. Ford in writing as being satisfactory for purposes of this Agreement or
(b) in the written, good faith opinion of a nationally recognized executive compensation consulting firm selected by the Bank and satisfactory to Ms. Ford, whose agreement shall not be unreasonably withheld, are no less favorable than the stock-based compensation and benefits usually and customarily provided to similarly situated executives of similar financial institutions in connection with similar transactions.

         7. Board Memberships and Personal Activities. Ms. Ford may serve as a member of the board of directors of such business, community and charitable organizations as she may disclose to the Board from time to time, and she may engage in personal business and investment activities for her own account; provided, however, that such service and personal business and investment activities shall not (a) materially interfere with the performance of her duties under this Agreement, and (b) involve entities which

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either compete with the Bank or may reasonably be expected to negatively impact on the Bank's standing and reputation in the community it serves.


         8. Working Facilities and Expenses. Ms. Ford's principal place of employment shall be at the Bank's executive offices. The Bank shall provide Ms. Ford, at such principal place of employment, with support services and facilities suitable to her position with the Bank and necessary or appropriate in connection with the performance of her assigned duties under this Agreement. The Bank shall reimburse Ms. Ford for her ordinary and necessary business expenses, including, without limitation, fees for memberships in such clubs and organizations as Ms. Ford and the Bank shall mutually agree are necessary and appropriate for business purposes, and travel and entertainment expenses incurred in connection with the performance of her duties under this Agreement upon presentation to the Bank of itemized accounts of such expenses in such form as the Bank may reasonably require. Ms. Ford shall be entitled to no less than four (4) weeks of paid vacation during each year in the Employment Period.

         9. Termination Giving Rise to Severance Benefits.

         (a) The Bank shall provide to Ms. Ford the benefits and pay her the amounts provided under section 9(b) of this Agreement in the event that Ms. Ford's employment with the Bank shall terminate during the Employment Period for reasons other than:


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         (i) a Termination for Cause (within the meaning of section
12(a) of this Agreement);

         (ii) a voluntary resignation by Ms. Ford other than a Resignation for Good Reason (within the meaning of section 12(b) of this Agreement);

         (iii) a termination on account of Ms. Ford's death; or


         (iv) a termination after both of the following conditions exist: (A) Ms. Ford has been absent from the full-time service of the Bank on account of this Disability (as defined in section 11(c) of this Agreement) for at least six consecutive months; and (B) Ms. Ford shall have failed to return to work in the full-time service of the Bank within thirty days after written notice requesting such return is given to Ms. Ford by the Bank.

         (b) In the event that Ms. Ford's employment with the Bank shall terminate under circumstances described in section 9(a) of this Agreement, the following benefits and amounts shall be paid or provided to Ms. Ford:

         (i) her earned but unpaid salary as of the date of the termination of her employment with the Bank, payable when due but in no event later than thirty
(30) days following her termination of employment with the Bank;

         (ii) the benefits, if any, to which Ms. Ford and her family and dependents are entitled as a former officer/employee, or

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family or dependents of a former officer/employee, under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank's officers and employees, in accordance with the terms of such plans and programs in effect on the date of her termination of employment, or if her termination of employment occurs after a Change in Control, on the date of her termination of employment or on the date of such Change in Control, whichever results in more favorable benefits as determined by Ms. Ford, with credit being given for additional years of service and age to the then current Extension Ending Anniversary Date for purposes of determining eligibility and benefits for any plan and program where age and service are relevant factors;


         (iii) payment for all unused vacation days and floating holidays in the year in which her employment is terminated, at her highest annual rate of salary for such year;


         (iv) continued group life, health (including hospitalization, medical, major medical and dental) and disability insurance benefits in addition to that provided pursuant to section 9(b)(ii) of this Agreement, to the extent necessary after taking into account coverage provided by any subsequent employer, to provide Ms. Ford and her family and dependents, until the then current Extension Ending Anniversary Date, with coverage identical to and in any event no less favorable than the coverage to which they would have been

                                       10

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entitled under such plans (as in effect on the date of her termination of employment, or, if her termination of employment occurs after a Change in Control, on the date of her termination of employment or during the one-year period ending on the date of such Change in Control, whichever results in more favorable benefits as determined by Ms. Ford) if she had continued working for the Bank until the then current Extension Ending Anniversary Date at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 4(a)(iii) would apply) under the Agreement;

         (v) within thirty days following her termination of employment with the Bank, a lump sum payment in an amount equal to the present value of the total salary and bonuses that Ms. Ford would have earned if she had worked for the Bank until the then current Extension Ending Anniversary Date at the highest annual rate of salary (assuming, if a Change in Control has occurred, that the annual increases under section 4(a)(iii) would apply) and the highest bonus (calculated by applying the highest ratio of bonus to salary received by Ms. Ford during the previous five years to the salary used for the calculation of the lump sum payment under this section 9(b)(v)), with such present value to be determined by using a discount rate of six percent per annum, compounded, in the case of salary, with the frequency corresponding to the Bank's regular payroll periods with respect to its officers, and, in the case of bonus, annually;


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         (vi) within thirty days following this termination of employment with the Bank, a lump sum payment in an amount equal to the excess, if any, of (A) the present value of the benefits to which she would be entitled under any defined benefit plans maintained by, or covering employees of, the Bank (including any "excess benefit plan" within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other special or supplemental plan) as in effect on the date of this termination, if she had worked for the Bank until the then current Extension Ending Anniversary Date at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 4(a)(iii) would apply) under this Agreement and been fully vested in such plan or plans, such benefits to be determined as of the date of termination of employment by adding to the service actually recognized under such plans an additional period equal to the time remaining until the then current Extension Ending Anniversary Date and by adding to the compensation recognized under such plans for the year in which termination of employment occurs all amounts payable under sections 9(b)(i), (v) and (viii), over (B) the present value of the benefits to which she is actually entitled under any such plans maintained by, or covering employees of, the Bank as of the date of this termination with such present values to be determined by using a discount rate of six percent per annum, compounded monthly, and

                                       12

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the mortality tables prescribed under section 72 of the Internal
Revenue Code of 1986 ("Code");

         (vii) within thirty days following her termination of employment with the Bank, a lump sum payment in an amount equal to the excess, if any, of (A) the present value of the benefits attributable to the Bank's contribution to which she would be entitled under any defined contribution plans maintained by, or covering employees of, the Bank (including any "excess benefit plan" within the meaning of section 3(36) of ERISA, or other special or supplemental plan) as in effect on the date of her termination, if she had worked for the Bank until the then current Extension Ending Anniversary Date at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 4(c) would apply) under the Agreement, and made the maximum amount of employee contributions, if any, required or permitted under such plan or plans, and been eligible for the highest rate in matching contributions under such plan or plans during the time remaining until the then current Extension Ending Anniversary Date which is prior to Ms. Ford's termination of employment with the Bank, and been fully vested in such plan or plans, over (B) the present value of the benefits attributable to the Bank's contributions to which she is actually entitled under such plans as of the date of her termination of employment with the Bank, with such present values to be determined by using a discount rate of six percent

                                       13

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per annum, compounded with the frequency corresponding to the
Bank's regular payroll periods with respect to its officers;

         (viii) the payments that would have been made to Ms. Ford under any incentive compensation plan maintained by, or covering employees of, the Bank (other than bonus payments to which section 9(b)(v) of this Agreement is applicable) if she had continued working for the Bank until the then current Extension Ending Anniversary Date and had earned an incentive award in each calendar year that ends during the time remaining until the then current Extension Ending Anniversary Date in an amount equal to the product of (A) the maximum percentage rate of compensation at which an award was ever available to Ms. Ford under such incentive compensation plan, multiplied by (B) the compensation that would have been paid to Ms. Ford during each calendar year at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 4(a)(iii) would apply) under the Agreement, such payments to be made at the same time and in the same manner as payments are made to other officers of the Bank pursuant to the terms of such incentive compensation plan; provided, however, that payments under this section 9(b)(viii) shall not be made to Ms. Ford for any year on account of which no payments are made to any of the Bank's officers under any such incentive compensation plan; and

         (ix) the benefits to which Ms. Ford is entitled under the Bank's Supplemental Executive Retirement Plan (or other excess

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benefits plan within the meaning of section 3(36) of ERISA or other special or supplemental plan) shall be paid to her in a lump sum, with such lump sum to be computed using the mortality tables under the Bank's tax-qualified pension plan and a discount rate of six percent per annum. The payments specified in this section 9(b)(ix) shall be made within thirty days after the date of Ms. Ford's election, and if the amount may be increased by a subsequent Change in Control, any additional payment shall be made within thirty days of such Change in Control.

         (c) Ms. Ford shall not be required to mitigate the amount of any payment provided for in this section 9 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this section 9 be reduced by any compensation earned by Ms. Ford as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Ms. Ford to the Bank or the parent corporation of the Bank, or otherwise except as specifically provided in this Agreement. Unless there is a change of control, the parties hereto agree that the damages which may be incurred by Ms. Ford as a consequence of termination of employment are not capable of accurate measurement as of the date this Agreement is made and that the benefits and payments provided for in this Agreement constitute a reasonable estimate under the circumstances of all damages that would be sustained as a consequence of any such termination of employment, other than damages arising under or out of any stock option, restricted

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stock or other non-qualified stock acquisition or investment plan or program, it being understood and agreed that this Agreement does not determine the measurement of damages under any such plan or program in respect of any termination of employment.

         10. Termination Without Severance Benefits. In the event that Ms. Ford's employment with the Bank shall terminate during the Employment Period on account of (a) Termination for Cause (within the meaning of section 12(a) of this Agreement); or (b) voluntary resignation by Ms. Ford other than a Resignation for Good Reason (within the meaning of section 12(b) of this Agreement) then the Bank shall have no further obligations under this Agreement, other than for the payment of the amounts and provision of the benefits under sections 9(b)(i), (ii) and (iii) of this Agreement.

         11. Death and Disability.


         (a) If Ms. Ford's employment is terminated by reason of Ms. Ford's death during the Employment Period, this Agreement shall terminate without further obligations to Ms. Ford's legal representatives under this Agreement, other than for payment of the amounts and provision of the benefits under sections 9(b) (i), (ii) and (iii) including the extension of health, hospitalization and dental benefits to spouses, eligible dependents as well as the survivor, providing the eligibility rules are met in accordance with the Bank's Employee Handbook, Revised Edition January 1, 1997, page 7; provided, however, that

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if Ms. Ford dies during the Employment Period, her designated beneficiary(ies)
shall receive a death benefit, payable through life insurance or otherwise, which is the equivalent on a net after-tax basis of the death benefit payable under a term life insurance policy, with a stated death benefit of two times Ms. Ford's then current salary under section 4 of this Agreement.

         (b) If Ms. Ford's employment is terminated by reason of Ms. Ford's Disability as defined in section 11(c) during the Employment Period, this Agreement shall terminate without further obligations to Ms. Ford, other than for payment of the amounts and provision of the benefits under sections 9(b)
(i), (ii) and (iii) including the extension of health, hospitalization and dental benefits to spouses, eligible dependents as well as the survivor, providing the eligibility rules are met in accordance with the Bank's Employee Handbook, Revised Edition January 1, 1997, page 7; provided, however, that in the event of Ms. Ford's Disability during the Employment Period, the Bank will pay to her a lump sum amount equal to two times her then current salary under section 4 of this Agreement.

         (c) For purposes of this Agreement, "Disability" shall be defined in accordance with the terms of the Bank's long term disability policy.

         (d) Payments under this section 11 shall be made within thirty days after Ms. Ford's death or disability.


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         12. Definition of Termination for Cause and Resignation for Good
Reason.

         (a) Ms. Ford's termination of employment with the Bank shall be deemed a "Termination for Cause" if such termination occurs for "cause," which, for purposes of this Agreement shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or material breach of any provision of this Agreement, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry; provided, however, that Ms. Ford shall not be deemed to have been discharged for cause unless and until she shall have received a written notice of termination from the Board, accompanied by a resolution duly adopted by affirmative vote of a majority of the entire Board at a meeting called and held for such purpose (after reasonable notice to Ms. Ford and a reasonable opportunity for Ms. Ford to make oral and written presentations to the members of the Board, on her own behalf, or through a representative, who may be her legal counsel, to refute the grounds for the proposed determination) finding that, in the good faith opinion of the Board, grounds exist for discharging Ms. Ford for cause.


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         (b) Ms. Ford's termination of employment with the Bank shall be deemed a Resignation for Good Reason if such termination occurs following any one or more of the following events:

         (i) (A) the assignment to Ms. Ford of any duties inconsistent with Ms. Ford's status as Vice President and Secretary of the Bank; or (B) a substantial adverse alteration in the nature or status of Ms. Ford's responsibilities from those in effect immediately prior to the alteration; or (C) any Change in Control described in section 13 followed, within one year, by notice pursuant to
Section 2(d).

         (ii) a reduction by the Bank in Ms. Ford's salary as in effect on the date this Agreement is made or as the same may have been increased from time to time by the Board, unless such reduction was mandated at the initiation of any regulatory authority having jurisdiction over the Bank;

         (iii) the relocation of the Bank's executive offices to a location outside of Orange County or the Bank's requiring Ms. Ford to be based anywhere other than the Bank's executive offices except for required travel on the Bank's business to an extent substantially consistent with Ms. Ford's business travel obligations at the date this Agreement is made;

         (iv) the failure by the Bank, without Ms. Ford's consent, to pay to Ms. Ford, within seven days of the date when due, (A) any portion of her compensation, or (B) any portion of an installment

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         of deferred compensation under any deferred compensation program of the
Bank, which failure is not inadvertent and immaterial and which is not promptly cured by the Bank after notice of such failure is given to the Bank by Ms. Ford;

         (v) the failure by the Bank to continue in effect any compensation plan in which Ms. Ford participates which is material to her total compensation, including but not limited to the Bank's Retirement Plan or any substitute plans unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Bank to continue her participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of her participation relative to other participants, unless such failure is the result of action mandated at the initiation of any regulatory authority having jurisdiction over the Bank;

         (vi) the failure by the Bank to continue to provide Ms. Ford with benefits substantially similar to those enjoyed by Ms. Ford under the Bank's Retirement Plan or under any of the Bank's life, health (including hospitalization, medical, major medical and dental), and disability insurance benefits, in which Ms. Ford is participating, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits or deprive Ms. Ford of the number of paid vacation days

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         to which she is entitled, on the basis of years of service with the
Bank, rank or otherwise, in accordance with the Bank's normal vacation policy, unless such failure is the result of action mandated at the initiation of any regulatory authority having jurisdiction over the Bank;

         (vii) the failure of the Bank to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in section 15(a) of this Agreement;

         (viii) any purported termination of employment by the Bank which is not effected pursuant the provisions of section 12(a) regarding Termination for Cause or on account of Disability;

         (ix) a material breach of this Agreement by the Bank, which the Bank fails to cure within thirty days following written notice hereof from Ms. Ford;

         (x) a requirement that Ms. Ford report to any person or group other than the Bank's Chief Executive Officer, the Board or an Executive Committee thereof.

         13. Definition of Change in Control. For purposes of this Agreement, a Change in Control of the Bank shall mean:

         (a) the occurrence of any event upon which any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), other than (i) GSB Financial Corporation; (ii) a trustee or other fiduciary holding securities under an employee benefit plan maintained for

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the benefit of employees of the Bank; (iii) a corporation owned, directly or indirectly, by the stockholders of the Bank in substantially the same proportions as their ownership of stock of the Bank; or (iv) Clifford E. Kelsey, Jr. or Ms. Ford, or any group otherwise constituting a person in which Clifford
E. Kelsey, Jr. or Ms. Ford is a member, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities issued by the Bank representing 25% or more of the combined voting power of all of the Bank's then outstanding securities; or

         (b) the occurrence of any event upon which the individuals who on the date this Agreement is made are members of the Board, together with individuals (other than any individual designated by a person who has entered into an agreement with the Bank to effect a transaction described in section 13(a) or 13(c) of this Agreement) whose election by the Board or nomination for election by the Bank's stockholders was approved by the affirmative vote of at least two-thirds of the members of Board then in office who were either members of the Board on the date this Agreement is made or whose nomination or election was previously so approved cease for any reason to constitute a majority of the members of the Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Bank (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act); or

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         (c) the shareholders of the Bank approve either:

                  (i) a merger or consolidation of the Bank with any other corporation, other than a merger or consolidation following which both of the following conditions are satisfied:

                           (A) either (A) the members of the Board of the Bank
                  immediately prior to such merger or consolidation constitute at least a majority of the members of the governing body of the institution resulting from such merger or consolidation; or (B) the shareholders of the Bank own securities of the institution resulting from such merger or consolidation representing eighty percent or more of the combined voting power of all such securities then outstanding in substantially the same proportions as their ownership of voting securities of the Bank before such merger or consolidation; and

                           (B) the entity which results from such merger or
                  consolidation expressly agrees in writing to assume and perform the Bank's obligations under this Agreement; or

         (ii) a plan of complete liquidation of the Bank or an agreement for the sale or disposition by the Bank of all or substantially all of its assets; and

         (d) any event which would be described in sections 13(a), (b) or (c) if the term "Parent Corporation of the Bank" were

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substituted for the term "Bank" herein. Such an event shall be deemed to be a
Change in Control under the relevant provision of sections 13(a), (b) or (c).

It is understood and agreed that more than one Change in Control may occur at the same or different times during the Employment Period and that the provisions of this Agreement shall apply with equal force and effect with respect to each such Change in Control.

         14. No Effect on Employee Benefit Plans or Programs. Except as expressly provided in this Agreement, the termination of Ms. Ford's employment during the Employment Period or thereafter, whether by the Bank or by Ms. Ford, shall have no effect on the rights and obligations of the parties hereto under the Bank's Retirement Plan, group life, health (including hospitalization, medical, major medical and dental), and disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs (whether or not employee benefit plans or programs) and, following the conversion of the Bank to stock form, any stock option and appreciation rights plan, employee stock ownership plan and restricted stock plan, as may be maintained by, or cover employees of, the Bank from time to time.

         15. Successors and Assigns.

         (a) The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure of the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall be deemed to constitute a material breach of the Bank's obligations under this Agreement.

         (b) This Agreement will inure to the benefit of and be binding upon Ms. Ford, this legal representatives and testate or intestate distributees, and the Bank, their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the respective assets and business of the Bank may be sold or otherwise transferred.

         16. Notices. Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

         If to Ms. Ford:

         Ms. Jenny M. Ford
         272 N. Plank Road
         Newburgh, New York 12550

         If to the Bank:

         Goshen Savings Bank
         1 South Church Street
         Goshen, NY 10924
            Attention: The President

         With a copy to:

         Serchuk & Zelermyer, LLP
         81 Main Street
         White Plains, NY 10601
            Attention: Ivan Serchuk, Esq.


         17. Enforcement Costs and Attorneys' Fees. The Bank shall pay to or on behalf of Ms. Ford all reasonable costs, including legal fees, incurred by her in connection with or arising out of her consultation with legal counsel or in connection with or arising out of any action, suit or proceeding in which she may be involved, as a result of her efforts, in good faith, to defend or enforce the terms of this Agreement, provided that Ms. Ford shall have (a) proceeded in accordance with section 24 of this Agreement and (b) substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement; provided, further, that this section 17 shall not obligate the Bank to pay costs and legal fees on behalf of

Ms. Ford under this Agreement in excess of reasonable attorney fees. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Bank's obligations hereunder shall be conclusive evidence of Ms. Ford's entitlement to payments under this section, and any such payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

         18. Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

         19. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of such right or power at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

         20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

         21. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles.

         22. Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated. Any reference to the term "Board" shall mean the Board of Trustees of the Bank while the Bank is a mutual savings bank and the Board of Directors of the Bank while the Bank is a stock savings bank. Any reference to the term "Bank" shall mean the Bank in its mutual form prior to the Conversion and in its stock form on and after the Conversion. If the Bank does not convert to stock form, any reference to the Bank's being a stock savings bank shall have no effect.

         23. Entire Agreement; Modifications. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof between the Bank and Ms. Ford. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

         24. Arbitration Clause. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Middletown, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; the expense of such arbitration shall be borne by the Bank.

         25. Required Regulatory Provisions. The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:

         (a) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to Ms. Ford under section 9(b) hereof (exclusive of amounts described in section 9(b)(i) and (ix)) exceed three times Ms. Ford's average annual total compensation for the last five consecutive calendar years to end prior to her termination of employment with the Bank (or for her entire period of employment with the Bank if less than five calendar years).


         (b) Notwithstanding anything herein contained to the contrary, Ms. Ford shall have no right to receive compensation or other benefits for any period after termination for cause.

         (c) Notwithstanding anything herein contained to the contrary, any payments to Ms. Ford by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit

Insurance Act (the "FDI Act"), 12 U.S.C. Section 1828(k), and any regulations promulgated hereunder.


         (d) Notwithstanding anything herein contained to the contrary, if Ms. Ford is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. Section 1818(e)(3) or 1818(g)(1), the Bank's obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to Ms. Ford all or part of the compensation withheld while the Bank's obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

         (e) Notwithstanding anything herein contained to the contrary, if Ms. Ford is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and Ms.
Ford shall not be affected.

         (f) Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. Section 1813(x)(1)),
all obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and Ms. Ford shall not be affected.

         (g) Notwithstanding anything herein contained to the contrary, all obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the
Bank: (i) by the Director of the OTS or her designee or the Federal Deposit Insurance Corporation ("FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. Section 1823(c); (ii) by the Director of the OTS or her designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.


         IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and Ms. Ford has hereto set her hand, all as of the day and year first above written.

                                             /s/ Jenny M. Ford
                                             --------------------
                                             JENNY M. FORD
WITNESS:



/s/ Diane D. King
----------------------
                                             GOSHEN SAVINGS BANK



                                             By /s/ Clifford E. Kelsey, Jr.
                                                ----------------------------

ATTEST:


/s/ Diane D. King
----------------------
                                       32